Exhibit 10.1

July 9, 2026

Neil Adler
[Omitted: Personal Privacy]
[Omitted: Personal Privacy]

Dear Neil:

Ategrity Specialty Insurance Company (the “Company”) is pleased to offer you employment with the Company on the terms described below.

You will hold the full-time position of Chief Financial Officer, reporting to the Company’s Chief Executive Officer.

Your start date will be Thursday, July 9, 2026, or such other date mutually agreed by you and the Company.

Your compensation will be as follows:

1.You will receive an annual base salary of $200,000 per year gross before taxes and deductions (pro-rated for any partial year of employment), payable in conformity with the Company’s payroll practices.

2.This position is classified as exempt for purposes of federal/state wage and hour laws, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 in a given workweek.

In addition to your compensation, you will be eligible to receive the benefits which are offered to benefits-eligible employees, subject to plan terms. Should you choose to enroll in the Company’s benefits, you are eligible to participate in health, dental, vision, disability, 401k, as well as the company’s Discretionary Time Off plan.

You will be required to complete new hire forms, including an application, the U.S. Citizenship, and Immigration Services (USCIS) Form I-9. On your first day of employment, please bring appropriate documentation for the completion of your new hire forms, including proof required by the Form I-9 that you are presently eligible to work in the United States. Failure to provide appropriate documentation within three (3) days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

By signing this letter, you confirm that you are not subject to, and will not be in violation or breach of, any agreement or restriction that in any way prohibits you from joining the Company or performing your work with us. You also agree that you will not disclose to the Company any confidential information of any third party including but not limited to any previous employers.

You acknowledge and agree that your employment with the Company is “at will” and entered into voluntarily. You are free to resign at any time, for any reason or no reason at all. Similarly, the Company, in its sole and absolute discretion, is free to end the employment relationship for any reason or no reason at all at any time, with or without notice.

The terms and conditions of this offer letter, if accepted by you, will become effective as of the Start Date. Any prior oral, written, or implied understandings or statements regarding the terms and conditions of your employment with the Company which differ from those set forth herein are superseded by the terms and conditions in this Letter.

This offer is conditioned upon (i) you accepting and returning a signed original of this offer letter; (ii) you providing proof of identity and legal authorization to work in the United States; (iii) completion of a satisfactory background and reference check.

In performing your duties, you will be expected to comply with all applicable laws, regulatory and self-regulatory rules and regulations and policies of the Company.

You agree to comply with the policies and procedures of the Company, which may be amended from time to time.
If you wish to accept this offer, please sign and date this letter, and return it to me. This offer, if not accepted, will expire at the close of business on July 13, 2026.
We are very excited about this opportunity, and we look forward to you joining our company.

Sincerely,

/s/ Justin Cohen

Justin Cohen
Chief Executive Officer

Acknowledged and agreed to by:

/s/ Neil Adler        Date:    July 9, 2026
Neil Adler